Exhibit 99.1

July 29, 2021
Analysts: Tim Sedabres (timothy.sedabres@huntington.com), 612.286.3814
Media: Randi Berris (randi.berris@huntington.com), 614.331.4643

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2021 SECOND-QUARTER EARNINGS
TCF Acquisition Highlights Quarter; Announces $800 Million Share Repurchase Authorization

2021 Second-Quarter Highlights:
•Earnings (loss) per common share (EPS) for the quarter were ($0.05), a decrease of $0.18 year-over-year. Excluding approximately $0.40 per common share after tax of TCF acquisition-related Notable Items, adjusted earnings per common share were $0.35.
•On June 9, Huntington completed the acquisition of TCF Financial Corporation (TCF), adding approximately $50 billion of total assets, $34 billion of total loans and leases, and $39 billion of total deposits.
•On track to deliver expected economics from TCF transaction with integration proceeding as planned; consolidated 44 Meijer in-store branches in mid-June; majority of branch and systems conversions expected to occur in October.
•Executed balance sheet optimization strategy following completion of TCF acquisition; remixing securities for yield and duration in line with our aggregate moderate-to-low risk appetite.
•Fully exited interest rate cap position as of June 30 while continuing to maintain equivalent capital protection through a mix of swaps and securities designation.
•The Board of Directors approved an $800 million share repurchase authorization for the next four quarters.
•Ranked by J.D. Power as the highest in customer satisfaction among regional banks for our mobile app for the third consecutive year and highest in customer satisfaction with consumer banking in the North Central Region for the sixth time in nine years.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported a net loss for the 2021 second quarter of $15 million, a decrease of $165 million from the year-ago quarter, impacted by TCF acquisition-related expenses. Earnings (loss) per common share for the 2021 second quarter were ($0.05), down $0.18 from the year-ago quarter. Excluding approximately $0.40 per common share after tax of Notable Items, adjusted earnings per common share were $0.35. Specifically, second-quarter results were negatively impacted by $269 million pretax of TCF acquisition-related expenses and $294 million pretax of CECL initial provision ("double count"1) expense related to the acquisition.
Tangible book value per common share ended the 2021 second quarter at $8.23, a 1% year-over-year decrease. Return on average assets was (0.05%), return on average common equity was (1.9%), and return on average tangible common equity was (2.1%).
1 "Double count" refers to the additional gross up to the ACL via provision expense for the non-PCD loans and acquired unfunded lending commitments

CEO Commentary:
“We delivered solid fundamental performance for the quarter,” said Steve Steinour, chairman, president, and CEO. “We are seeing encouraging signs of the economic recovery, and customer activity is starting to normalize. Lending pipelines have continued to grow across the board, reflecting our view of increased loan demand later this year.
“We are excited about the acquisition of TCF, which has strengthened the run-rate return profile of the company. Integration execution is proceeding on schedule. We have completed several systems conversions, and we closed 44 Meijer branch locations in June. In addition, we remain confident that we will complete the majority of systems conversions and remaining branch consolidations during the first part of the fourth quarter of 2021. This will move us swiftly toward realizing our annualized cost savings target and set up earnings for 2022 and beyond.
“We are executing strategies to drive sustained revenue growth across the bank, and the TCF acquisition is one component of these efforts. The second quarter introduction of Standby CashSM, our most successful product launch ever, is an example of how we are innovating to further differentiate our products and services. We also are building out our business banking, middle market, corporate, and wealth management teams, augmented by increased investments in our brand, to accelerate growth across our expanded customer base and geographies.
“Finally, Huntington is proud to be ranked by J.D. Power as the highest in customer satisfaction among regional banks for our mobile app for the third consecutive year,” Steinour said. “Huntington also claimed the highest ranking in customer satisfaction with consumer banking in the North Central Region for the sixth time in nine years. Our progress on becoming the leading people-first, digitally powered bank in the country is being demonstrated through these accolades and through our increased customer utilization.”

Table 1 – Earnings Performance Summary

	2021		2020
(in millions, except per share data)	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Net (loss) income attributable to Huntington Bancshares Inc	$(15)	$532	$316	$303	$150
Diluted (loss) earnings per common share	(0.05)	0.48	0.27	0.27	0.13

Return on average assets	(0.05)%	1.76%	1.04%	1.01%	0.51%
Return on average common equity	(1.9)	18.7	10.4	10.2	5.0
Return on average tangible common equity	(2.1)	23.7	13.3	13.2	6.7
Net interest margin	2.66	3.48	2.94	2.96	2.94
Efficiency ratio	83.1	57.0	60.2	56.1	55.9

Tangible book value per common share	$8.23	$8.64	$8.51	$8.43	$8.32
Cash dividends declared per common share	0.15	0.15	0.15	0.15	0.15

Average earning assets	$127,421	$114,105	$112,222	$110,665	$109,038
Average loans and leases	87,437	80,261	81,116	80,542	80,199
Average core deposits	109,433	95,815	92,325	90,692	88,878

Tangible common equity / tangible assets ratio	7.16%	7.11%	7.16%	7.27%	7.28%
Common equity Tier 1 risk-based capital ratio	9.97	10.32	10.00	9.89	9.84

NCOs as a % of average loans and leases	0.28%	0.32%	0.55%	0.56%	0.54%
NAL ratio	0.87	0.64	0.65	0.70	0.81
ACL as a % of total loans and leases	2.08	2.17	2.29	2.31	2.27

Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation). There were two Notable Items in the 2021 second quarter: $269 million of TCF acquisition-related pretax expense and $294 million of TCF acquisition CECL initial provision ("double count") expense.
Table 2 – Notable Items Influencing Earnings

Three Months Ended	Pre-Tax Impact	After-Tax Impact
($ in millions, except per share)	Amount	Amount (1)	EPS (2)
June 30, 2021 – net income		$(15)	$(0.05)
• TCF acquisition-related expenses	$(269)	$(218)	$(0.19)
• TCF acquisition CECL initial provision expense ("double count") (3)	$(294)	$(239)	$(0.21)

March 31, 2021 – net income		$532	$0.48
• TCF acquisition-related net expenses	$(21)	$(17)	$(0.02)
(1)Favorable (unfavorable) impact on net income.
(2)EPS reflected on a fully diluted basis.
(3)Includes $234 million from non-Purchase Credit Deteriorated (non-PCD) loans and leases and $60 million from acquired unfunded lending commitments

TCF Financial Acquisition
On June 9, 2021, Huntington completed the acquisition of TCF. The acquisition added approximately $50 billion of total assets, $34 billion of total loans and leases, $39 billion of total deposits, and 467 branches. 2021 second quarter results reflect inclusion of TCF since June 9, 2021.

Table 3 - Opening Balances of TCF Loans and Leases and Deposits Upon Acquisition Closing

($ in billions)
As of June 9, 2021 (1)
Assets		Liabilities
Commercial and industrial	$12.7	Demand deposits - noninterest-bearing	$12.3
Commercial real estate	8.0	Demand deposits - interest-bearing	7.0
Lease financing	2.9	Total demand deposits	19.3
Total commercial	23.6	Money market deposits	7.6
Automobile	0.3	Savings and other domestic deposits	7.4
Residential mortgage	6.3	Core certificates of deposit	2.1
Home equity	2.6	Total core deposits	36.4
RV and marine finance	0.6	Other domestic deposits of $250,000 or more	1.0
Other consumer	0.2	Negotiable CDS, brokered and other deposits	1.3
Total consumer	10.0	Deposits in foreign offices	—
Total loans and leases	$33.6	Total deposits	$38.7
(1) Assets acquired and liabilities assumed were recorded at estimated fair value on the acquisition date.

Huntington's management and organizational structure has been updated to reflect the combined organization. Onboarding of former TCF colleagues is complete, and their initial training has commenced. Certain Huntington products and services are being introduced across the legacy TCF customer base, and customer-facing colleagues are focused on both retaining and growing customers. Systems conversions have commenced and are scheduled to be substantially complete early in the 2021 fourth quarter. The branch conversion and remaining 145 branch consolidations are scheduled to be completed by October 2021.
As part of the TCF transaction, Huntington entered into an agreement to sell 14 banking centers in Michigan, including approximately $1.0 billion of total deposits and $0.3 billion of total loans, to Horizon Bank, the wholly-owned banking subsidiary of Horizon Bancorp, Inc. This transaction is expected to close during the 2021 third quarter.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 4 – Net Interest Income and Net Interest Margin Performance Summary – Year-over-Year Increase in Average Earning Assets Drives Net Interest Income Growth

	2021		2020
($ in millions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$838	$972	$825	$817	$792	(14)%	6%
FTE adjustment	6	6	5	5	5	—	20
Net interest income - FTE	844	978	830	822	797	(14)	6
Noninterest income	444	395	409	430	391	12	14
Total revenue - FTE	$1,288	$1,373	$1,239	$1,252	$1,188	(6)%	8%

	2021		2020
	Second	First	Fourth	Third	Second	Change (bp)
Yield / Cost	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	2.96%	3.11%	3.13%	3.22%	3.35%	(15)	(39)
Total loans and leases	3.68	3.78	3.70	3.75	3.75	(10)	(7)
Total securities	1.59	1.67	1.87	2.13	2.35	(8)	(76)
Total interest-bearing liabilities	0.45	(0.53)	0.27	0.39	0.57	98	(12)
Total interest-bearing deposits	0.06	0.06	0.08	0.18	0.28	—	(22)

Net interest rate spread	2.51	3.64	2.86	2.83	2.78	(113)	(27)
Impact of noninterest-bearing funds on margin	0.15	(0.16)	0.08	0.13	0.16	31	(1)
Net interest margin	2.66%	3.48%	2.94%	2.96%	2.94%	(82)	(28)
See Pages 6-8 of Quarterly Financial Supplement for additional detail.

Fully-taxable equivalent (FTE) net interest income for the 2021 second quarter increased $47 million, or 6%, from the 2020 second quarter. This increase reflected the benefit of an $18.4 billion, or 17%, increase in average earning assets, partially offset by a 28 basis point decrease in the FTE net interest margin (NIM) to 2.66%. Net interest income in the 2021 second quarter included a ($55) million mark-to-market of interest rate caps, which unfavorably impacted the NIM by approximately 17 basis points (and increased reported long-term debt costs by approximately 318 basis points), and $30 million of deferred PPP loan fees recognized upon receipt of forgiveness payments from the US Small Business Administration (SBA), which favorably impacted the NIM by approximately 9 basis points. The impact of purchase accounting accretion favorably impacted the NIM by approximately 3 basis points. The year-over-year decreases in average earning asset yields and average liability costs reflected the impact of lower interest rates and changes in balance sheet mix, including elevated deposits at the Federal Reserve Bank.
Compared to the 2021 first quarter, FTE net interest income decreased $134 million, or 14%, reflecting 82 basis points of NIM compression, partially offset by a $13.3 billion, or 12%, increase in average earning assets. Both the net interest income decrease and the NIM compression primarily reflected the net impacts of the mark-to-market of interest rate caps, partially offset by the deferred PPP loan fees recognized upon receipt of forgiveness payments from the SBA. The impact of purchase accounting accretion favorably impacted the NIM by approximately 3 basis points. The mark-to-market of interest rate caps was ($55) million in the 2021 second quarter compared to $144 million in the 2021 first quarter. The deferred PPP loan fees were $30 million in the 2021 second quarter compared to $45 million in the 2021 first quarter.

Table 5 – Average Earning Assets – TCF Acquisition, Elevated Deposits at the Federal Reserve Bank, and PPP Loans Drive Year-Over-Year Earning Asset Growth

	2021		2020
($ in billions)	Second	First	Fourth	Third	Second	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$34.1	$32.2	$32.5	$32.5	$33.0	6%	3%
Commercial real estate	9.1	7.2	7.2	7.2	7.1	27	28
Lease financing	2.8	2.2	2.3	2.2	2.3	27	21
Total commercial	46.0	41.5	42.0	41.9	42.4	11	9
Automobile	12.8	12.7	12.9	12.9	12.7	1	1
Residential mortgage	13.8	12.1	12.1	11.8	11.5	14	20
Home equity	9.4	8.8	8.9	8.9	8.9	6	5
RV and marine	4.4	4.2	4.2	4.0	3.7	6	20
Other consumer	1.0	1.0	1.0	1.0	1.1	8	(3)
Total consumer	41.4	38.7	39.1	38.7	37.8	7	10
Total loans and leases	87.4	80.3	81.1	80.5	80.2	9	9
Total securities	30.7	26.2	24.1	22.8	24.2	17	27
Held-for-sale and other earning assets	9.2	7.6	7.0	7.3	4.6	21	100
Total earning assets	$127.4	$114.1	$112.2	$110.7	$109.0	12%	17%
See Page 6 of Quarterly Financial Supplement for additional detail.
Note: 2021 second quarter results reflect inclusion of TCF since June 9, 2021.

Average earning assets for the 2021 second quarter increased $18.4 billion, or 17%, from the year-ago quarter, primarily reflecting a $7.2 billion, or 9%, increase in average total loans and leases, a $6.5 billion, or 27%, increase in average securities, and a $4.2 billion, or 124%, increase in interest-bearing deposits at the Federal Reserve Bank. Average loan balances across categories reflect the late-quarter TCF acquisition. The acquisition was the primary driver of increases in average commercial real estate (CRE) loans and average home equity loans, which increased $2 billion, or 28%, and $0.5 billion, or 5%, respectively. In addition to increases related to the acquisition, average residential mortgage loans increased $2.3 billion, or 20%, due to continued robust portfolio mortgage production. Average commercial & industrial (C&I) loans increased $1.2 billion, or 3%, primarily reflecting the $0.9 billion increase in average PPP loans. Average RV and marine loans increased $0.7 billion, or 20%, reflecting strong consumer demand and continued strong production levels.
Compared to the 2021 first quarter, average earning assets increased $13.3 billion, or 12%, primarily reflecting a $7.2 billion, or 9%, increase in average loans and leases and a $4.5 billion, or 17%, increase in average securities. The increases in average loans and leases and securities are partially a result of the TCF acquisition. Average C&I loans increased $2.0 billion, or 6%, primarily reflecting the TCF acquisition partially offset by a $0.8 billion decrease in average PPP loans.
Huntington received forgiveness payments from the SBA for approximately $3.1 billion of PPP loans during the 2021 second quarter compared to $2.3 billion of PPP loans during the 2021 first quarter.

Table 6 – Average Liabilities –TCF Acquisition, Demand Deposits Drive Robust Year-over-Year Growth in Core Deposits

	2021		2020
	Second	First	Fourth	Third	Second	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest-bearing	$34.6	$29.1	$28.1	$27.4	$25.7	19%	35%
Demand deposits - interest-bearing	29.7	26.8	25.1	23.9	23.9	11	25
Total demand deposits	64.3	55.9	53.2	51.3	49.6	15	30
Money market deposits	28.1	26.2	26.1	26.2	25.7	7	9
Savings and other domestic deposits	15.2	12.3	11.5	11.2	10.6	24	43
Core certificates of deposit	1.8	1.4	1.5	2.0	3.0	32	(39)
Total core deposits	109.4	95.8	92.3	90.7	88.9	14	23
Other domestic deposits of $250,000 or more	0.3	0.1	0.1	0.2	0.2	125	13
Negotiable CDS, brokered and other deposits	3.0	3.4	4.1	4.2	4.1	(11)	(27)
Total deposits	$112.7	$99.3	$96.5	$95.1	$93.2	13%	21%

Short-term borrowings	$0.2	$0.2	$0.2	$0.2	$0.8	16%	(71)%
Long-term debt	6.9	7.8	8.8	9.3	9.8	(11)	(30)
Total debt	$7.1	$8.0	$9.0	$9.5	$10.6	(11)%	(33)%

Total interest-bearing liabilities	$85.2	$78.2	$77.5	$77.1	$78.2	9%	9%
See Page 6 of Quarterly Financial Supplement for additional detail.

Average total interest-bearing liabilities for the 2021 second quarter increased $7.1 billion, or 9%, from the year-ago quarter. Average total deposits increased $19.5 billion, or 21%, while average total core deposits increased $20.6 billion, or 23%. These increases were primarily driven by elevated balances in both consumer and commercial core deposits largely related to government stimulus, improved retention, and the impact of the late-quarter TCF acquisition. Average deposit balances across categories reflect the late-quarter TCF acquisition. In addition to the acquisition, average total demand deposits increased $14.7 billion, or 30%, average savings and other domestic deposits increased $4.6 billion, or 43%, and average money market deposits increased $2.4 billion, or 9%, due to elevated balances in both consumer and commercial core deposits. Partially offsetting these increases, average core certificates of deposit (CDs) decreased $1.2 billion, or 39%, reflecting the maturity of balances related to the 2018 consumer deposit growth initiatives. Average total debt decreased $3.5 billion, or 33%, primarily reflecting the maturity of $2.7 billion of long-term debt over the past five quarters, the repayment of short-term borrowings, and the purchase of $0.5 billion of long-term debt under the tender offer completed in November 2020, all due to the strong core deposit growth.
Compared to the 2021 first quarter, average total interest-bearing liabilities increased $7.1 billion, or 9%. Average total deposits increased $13.4 billion, or 13%, and average total core deposits increased $13.6 billion, or 14%. These increases were primarily driven by the impact of the late-quarter TCF acquisition, elevated balances in both consumer and commercial core deposits largely related to government stimulus, and improved retention. Specifically, within core deposits, average total demand deposits increased $8.4 billion, or 15%. Average total debt decreased $0.8 billion, or 11%, primarily reflecting the maturity of $1.9 billion of long-term debt during the last two quarters.

Noninterest Income
Table 7 – Noninterest Income – Organic Growth, TCF Acquisition Drive Year-over-year Growth in Noninterest Income

	2021		2020
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Mortgage banking income	$67	$100	$90	$122	$96	(33)%	(30)%
Service charges on deposit accounts	88	69	78	76	60	28	47
Card and payment processing income	80	65	65	66	59	23	36
Trust and investment management services	56	52	49	48	45	8	24
Leasing revenue	12	4	6	3	7	200	71
Capital markets fees	35	29	34	27	31	21	13
Insurance income	25	27	25	24	25	(7)	0
Bank owned life insurance income	16	16	14	17	17	0	(6)
Gain on sale of loans	3	3	13	13	8	0	(63)
Net gains (losses) on sales of securities	10	—	—	—	(1)	NM	NM
Other noninterest income	52	30	35	34	44	73	18
Total noninterest income	$444	$395	$409	$430	$391	12%	14%
See Page 10 of Quarterly Financial Supplement for additional detail.

Reported total noninterest income for the 2021 second quarter increased $53 million, or 14%, from the year-ago quarter. Service charges on deposit accounts increased $28 million, or 47%, primarily reflecting normalization of customer activity versus fee waivers due to COVID-19 in the year-ago quarter. Card and payment processing income increased $21 million, or 36%, primarily reflecting higher debit card usage. Trust and investment management services increased $11 million, or 24%, reflecting continued strong net asset flows and positive equity market performance over the prior twelve months. Gains on sale of securities increased $11 million, reflecting securities portfolio optimization. Partially offsetting these increases, mortgage banking income decreased $29 million, or 30%, primarily reflecting lower secondary marketing spreads and a decrease in salable mortgage originations, in addition to lower net mortgage servicing income. In addition to the above, changes to noninterest income across categories also reflect the late-quarter TCF acquisition.
Compared to the 2021 first quarter, reported total noninterest income increased $49 million, or 12%. Other noninterest income increased $22 million, or 73%, primarily reflecting the unfavorable Visa Class B derivative fair value adjustment in the prior quarter, increased amortization of upfront card-related contract renewal fees, and increased mezzanine investment income. Service charges on deposit accounts increased $19 million, or 28%, primarily reflecting the normalization of customer activity. Card and payment processing income increased $15 million, or 23%, primarily reflecting higher debit card usage. Gains on sale of securities increased $10 million, reflecting securities portfolio optimization. Partially offsetting these increases, mortgage banking income decreased $33 million, or 33%, primarily reflecting a decrease in salable mortgage originations, lower secondary marketing spreads, and a $7 million decrease in net MSR risk management activities. In addition to the above, changes to noninterest income across categories also reflect the late-quarter TCF acquisition.

Noninterest Expense
Table 8 – Noninterest Expense – Onetime Costs Related to the TCF Acquisition Drive Noninterest Expense

	2021		2020
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$592	$468	$426	$453	$418	26%	42%
Outside data processing and other services	162	115	111	98	90	41	80
Equipment	55	46	49	44	46	20	20
Net occupancy	72	42	39	40	39	71	85
Lease financing equipment depreciation	5	—	—	—	1	100	400
Professional services	48	17	21	12	11	182	336
Amortization of intangibles	11	10	10	10	10	10	10
Marketing	15	14	15	9	5	7	200
Deposit and other insurance expense	8	8	8	6	9	0	(11)
Other noninterest expense	104	73	77	40	46	42	126
Total noninterest expense	$1,072	$793	$756	$712	$675	35%	59%
(in thousands)
Average full-time equivalent employees	17.0	15.4	15.5	15.7	15.7	10%	8%
See Page 10 of Quarterly Financial Supplement for additional detail.

Table 9 - Impact of Notable Items

	2021		2020
	Second	First	Fourth	Third	Second
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$110	$—	$—	$—	$—
Outside data processing and other services	33	8	—	—	—
Equipment	3	1	—	—	—
Net occupancy	35	3	—	—	—
Lease financing equipment depreciation	—	—	—	—	—
Professional services	36	8	—	—	—
Amortization of intangibles	—	—	—	—	—
Marketing	—	—	—	—	—
Deposit and other insurance expense	—	—	—	—	—
Other noninterest expense	52	1	—	—	—
Total noninterest expense	$269	$21	$—	$—	$—

Table 10 - Adjusted Noninterest Expense (Non-GAAP)

	2021		2020
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$482	$468	$426	$453	$418	3%	15%
Outside data processing and other services	129	107	111	98	90	21	43
Equipment	52	45	49	44	46	16	13
Net occupancy	37	39	39	40	39	(5)	(5)
Lease financing equipment depreciation	5	—	—	—	1	0	400
Professional services	12	9	21	12	11	33	9
Amortization of intangibles	11	10	10	10	10	10	10
Marketing	15	14	15	9	5	7	200
Deposit and other insurance expense	8	8	8	6	9	0	(11)
Other noninterest expense	52	72	77	40	46	(28)	13
Total adjusted noninterest expense	$803	$772	$756	$712	$675	4%	19%

Reported total noninterest expense for the 2021 second quarter increased $397 million, or 59%, from the year-ago quarter, primarily reflecting $269 million of Notable Items. Personnel costs increased $174 million, or 42%, primarily due to $110 million of Notable Items, higher salaries and incentives related to an 8% increase in average full-time equivalent employees, and an increase in medical insurance expense due to lower costs in the prior year quarter. Outside data processing and other services increased $72 million, or 80%, reflecting technology investments and $33 million of Notable Items. Marketing expense increased $10 million, or 200%, reflecting an increase in brand marketing in new markets and a return to pre-pandemic spend levels. In addition to the above, changes to noninterest expense across categories also reflect the late-quarter TCF acquisition.
Reported total noninterest expense increased $279 million, or 35%, from the 2021 first quarter, primarily reflecting $269 million of Notable Items. Personnel costs increased $124 million, or 26%, primarily reflecting the $110 million of Notable Items. Outside data processing and other services expense increased $47 million, or 41%, primarily reflecting $33 million of Notable Items in the 2021 second quarter compared to $8 million of Notable Items in the prior quarter. Other noninterest expense increased $31 million, or 42%, primarily reflecting $52 million of one-time expenses, including a $50 million foundation donation, in the 2021 second quarter versus a $25 million foundation donation in the prior quarter. In addition to the above, changes to noninterest expense across categories also reflect the late-quarter TCF acquisition.

Credit Quality
Table 11 – Credit Quality Metrics – TCF Acquisition Drives Reserve Build; Underlying Credit Metrics Continue Positive Trend

	2021		2020
($ in millions)	June 30,	March 31,	December 31,	September 30,	June 30,
Total nonaccrual loans and leases	$977	$516	$532	$569	$648
Total other real estate, net	7	2	4	5	7
Other NPAs (1)	30	26	27	28	58
Total nonperforming assets	1,014	544	563	602	713
Accruing loans and leases past due 90+ days	148	154	171	175	194
NPAs + accruing loans & leases past due 90+ days	$1,162	$698	$734	$777	$907
NAL ratio (2)	0.87%	0.64%	0.65%	0.70%	0.81%
NPA ratio (3)	0.91	0.68	0.69	0.74	0.89
(NPAs+90 days)/(Loans+OREO)	1.04	0.87	0.90	0.96	1.13
Provision (benefit) for credit losses	$211	$(60)	$103	$177	$327
Net charge-offs (4)	62	64	112	113	107
Net charge-offs / Average total loans	0.28%	0.32%	0.55%	0.56%	0.54%
Allowance for loans and lease losses (ALLL)	$2,218	$1,703	$1,814	$1,796	$1,702
Allowance for unfunded lending commitments	104	38	52	82	119
Allowance for credit losses (ACL)	$2,322	$1,741	$1,866	$1,878	$1,821
ALLL as a % of:
Total loans and leases	1.98%	2.12%	2.22%	2.21%	2.12%
NALs	227	330	341	316	263
NPAs	219	313	323	298	239
ACL as a % of:
Total loans and leases	2.08%	2.17%	2.29%	2.31%	2.27%
NALs	238	338	351	330	281
NPAs	229	320	332	311	255
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
(4)Net charge-offs and associated metrics for the period ended June 30, 2021 exclude $80 million of charge-offs recognized immediately upon completion of the TCF acquisition and related to required purchase accounting treatment.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.

Overall asset quality metrics were impacted by the TCF acquisition, while underlying trends within legacy Huntington portfolios continued to trend positively. Nonperforming assets (NPAs) increased to $1.0 billion, or 0.91% of total loans and leases and OREO, from $713 million, or 0.89%, a year ago. Nonaccrual loans and leases (NALs) increased $329 million, or 51%, to $977 million, or 0.87% of total loans and leases. On a linked quarter basis, NALs increased $461 million, or 89%, while NPAs increased $470 million, or 86%. The linked quarter increase in both NALs and NPAs was driven largely by the TCF acquisition.
The provision for credit losses decreased $116 million year-over-year to $211 million in the 2021 second quarter. Net charge-offs (NCOs) decreased $45 million to $62 million. NCOs represented an annualized 0.28% of average loans and leases in the current quarter, down from 0.32% in the prior quarter and down from 0.54% in the year-ago quarter. Consumer NCOs showed improvement on a year-over-year and linked quarter basis, with auto and home equity both recording net recoveries in the quarter. Commercial NCOs showed improvement on a year-over-year basis, but worsened on a linked quarter basis driven largely by the TCF acquisition. We remain confident in the long-term credit performance of our loan portfolios.
The allowance for loan and lease losses (ALLL) increased $516 million from the year-ago quarter to $2.2 billion, or 1.98% of total loans and leases. The ALLL as a percentage of period-end total NALs decreased to 227%

from 263% over the same period. The allowance for credit losses (ACL) increased by $501 million from the year-ago quarter to $2.3 billion, or 2.08% of total loans and leases. On a linked quarter basis, the ACL increased $581 million, driven primarily by the credit mark for the acquired TCF portfolio, partially offset by a net reduction in the allowance for the legacy Huntington portfolio. We believe the levels of the ALLL and ACL are appropriate given the current level of problem loans and the economic outlook.

Capital
Table 12 – Capital Ratios – Ratios Remain within Targeted Operating Ranges

	2021		2020
($ in billions)	June 30,	March 31,	December 31,	September 30,	June 30,
Tangible common equity / tangible assets ratio	7.16%	7.11%	7.16%	7.27%	7.28%
Common equity tier 1 risk-based capital ratio (1)	9.97%	10.32%	10.00%	9.89%	9.84%
Regulatory Tier 1 risk-based capital ratio (1)	12.24%	13.32%	12.47%	12.37%	11.79%
Regulatory Total risk-based capital ratio (1)	14.15%	15.25%	14.46%	14.39%	13.84%
Total risk-weighted assets (1)	$126.3	$89.5	$88.9	$88.4	$87.3
(1)June 30, 2021 figures are estimated. Amounts are presented on a Basel III standardized approach basis for calculating risk-weighted assets. The capital ratios reflect Huntington’s election of a five-year transition to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period.
See Page 16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio was 7.16% at June 30, 2021, down 12 basis points from a year ago due to year-over-year balance sheet growth. Common Equity Tier 1 (CET1) risk-based capital ratio was 9.97%, up from 9.84% a year ago. The regulatory Tier 1 risk-based capital ratio was 12.24% compared to 11.79% at June 30, 2020. The increase in regulatory capital ratios was driven by earnings, adjusted for CECL transition, offset by cash dividends. The balance sheet growth as a result of the TCF acquisition was largely offset by the common stock issued related to the acquisition, net of goodwill and intangibles, as well as the change in asset mix during 2020 related to the PPP loans and elevated deposits at the Federal Reserve Bank (both of which are 0% risk weighted). The regulatory Tier 1 risk-based capital and total risk-based capital ratios also reflect the issuance of $500 million of Series G preferred stock in the 2020 third quarter, $500 million of Series H preferred stock in the 2021 first quarter, and the issuance of $175 million of Series I preferred stock in the 2021 second quarter resulting from the conversion of TCF preferred stock.
Subsequent to quarter end, Huntington redeemed $600 million of Series D preferred stock on July 15, 2021, which represented all of the Series D preferred stock issued and outstanding.
In addition, the Board approved the repurchase of up to $800 million of common shares over the next four quarters. Purchases of common stock under the authorization may include open market purchases, privately negotiated transactions, and accelerated share repurchase programs.

Income Taxes
The provision for income taxes was $14 million in the 2021 second quarter and $31 million in the 2020 second quarter. The effective tax rates for the 2021 second quarter and 2020 second quarter were (2,353.3%) and 17.2%, respectively. The variance between the 2021 second quarter and the 2020 second quarter provision for income taxes relates primarily to lower pre-tax income as a result of acquisition-related expenses, an increase in tax reserves related to ongoing IRS examinations, and the impact of stock-based compensation. Excluding TCF acquisition-related expenses of $269 million, the related tax benefit of $51 million, and discrete tax expenses of $16 million, the effective tax rate for the 2021 second quarter would have been 18.8%.
At June 30, 2021, we had a net federal deferred tax liability of $179 million and a net state deferred tax asset of $27 million.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on July 29, 2021, at 8:30 a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13720782. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through August 6, 2021 at (877) 660-6853 or (201) 612-7415; conference ID #13720782.
Please see the 2021 Second Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a $175 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,200 branches in 12 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.

Caution regarding Forward-Looking Statements
This communication contains certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: changes in general economic, political, or industry conditions; the magnitude and duration of the COVID-19 pandemic and its impact on the global economy and financial market conditions and our business, results of operations, and financial condition; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; movements in interest rates; reform of LIBOR; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; the possibility that the anticipated benefits of the transaction with TCF are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Huntington does business; the possibility that the proposed branch divestiture will not close when expected or at all because required regulatory approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; the possibility that the branch divestiture may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the branch divestiture; and other factors that may affect the future results of Huntington. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s Annual Report on Form 10-K for the year ended December 31, 2020 and in its subsequent Quarterly Reports on Form 10-Q, including for the quarter ended March 31, 2021, each of which is on file with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Relations” section of Huntington’s website http://www.huntington.com, under the heading “Publications and Filings” and in other documents Huntington files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Rounding
Please note that columns of data in this document may not add due to rounding.
Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.